UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2019

Proofpoint, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35506	51-0414846
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

892 Ross Drive,

Sunnyvale CA 94089

(Address of principal executive offices, and Zip Code)

(408) 517-4710

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	PFPT	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On November 2, 2019, Proofpoint, Inc., a Delaware corporation (“Proofpoint”) entered into a Share Purchase Agreement (the “Purchase Agreement”) with Proofpoint Israel Holdings Limited, an Israeli corporation and wholly owned subsidiary of Proofpoint, (“Proofpoint Israel Holdings Limited”), ObserveIT Ltd., an Israeli corporation (“ObserveIT”), and Shareholder Representative Services LLC, as agent to ObserveIT’s securityholders, pursuant to which Proofpoint Israel Holdings Limited will acquire 100% of the issued and outstanding equity interests of ObserveIT (the “Acquisition”).

Under the terms of the Purchase Agreement, the consideration for the Acquisition will consist of an all-cash purchase price of approximately $225 million. The Acquisition consideration is subject to post-closing adjustments based on customary purchase price adjustment provisions for closing net working capital, transaction expenses, indebtedness, and the aggregate exercise price of ObserveIT’s outstanding options as of the closing of the Acquisition. An aggregate of approximately $3.25 million of the purchase price will be placed in escrow to satisfy indemnification obligations and certain post-closing purchase price adjustments that are determined to be owed to Proofpoint Israel Holdings Limited, of which $2.25 million may be used to satisfy indemnity claims brought by Proofpoint, and an additional $300,000 will be placed with the securityholders’ agent as an expense fund. Proofpoint will also issue restricted stock units with an aggregate fair market value of approximately $18 million to certain employees of ObserveIT, which will be subject to vesting conditions based on such employees’ continued employment with Proofpoint or its subsidiaries, and will assume ObserveIT’s unvested options held by continuing employees.

The Purchase Agreement contains customary representations and warranties of Proofpoint, Proofpoint Israel Holdings Limited and ObserveIT, which are qualified by confidential disclosures. Each party has agreed to various covenants and agreements, including, among others, in the case of ObserveIT, to conduct its business in the ordinary course of business during the period between the execution of the Purchase Agreement and the completion of the Acquisition. The Purchase Agreement also provides that the parties will indemnify one another for certain liabilities arising under the Purchase Agreement, subject to various limitations, including, among other things, caps and time limitations. Proofpoint will also obtain representation and warranty insurance (the “R&W Insurance”) that provides coverage for certain breaches of, and inaccuracies in, representations and warranties made by ObserveIT in the Purchase Agreement, subject to customary exclusions, deductibles, and other terms and conditions.

The obligation of the parties to close the Acquisition is subject to customary closing conditions, including, among others, (i) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) the absence of legal restraints or prohibitions, (iii) the effectiveness of the R&W Insurance, (iv) the other parties’ representations and warranties being true and correct (subject to certain materiality exceptions), (v) and the other party having performed and in all material respects its obligations under the Purchase Agreement, and (vi) the absence of a Material Adverse Effect (as defined in the Purchase Agreement).

The Purchase Agreement may be terminated in certain circumstances including, among others, if the Acquisition has not been consummated by seventy days from the Agreement Date (subject to a four month automatic extension in connection with HSR approval), by mutual consent of Proofpoint, Proofpoint Israel Holdings Limited, and ObserveIT, if a governmental authority restrains the Acquisition by law or order, the parties shall have failed to obtain all necessary governmental approvals, or if a party breaches its representations and warranties or its pre-closing covenants in a manner that would cause a failure of the conditions precedent to closing to be satisfied (subject to a five business days cure period).

The foregoing description of the Purchase Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which will be filed with Proofpoint’s Annual Report on Form 10-K for the year ending December 31, 2019.

On November 3, 2019, Proofpoint issued a press release announcing the execution of the Purchase Agreement. This press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

99.1	Press Release issued by Proofpoint dated November 3, 2019.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Proofpoint, Inc.

Date: November 4, 2019	By:	/s/ PAUL AUVIL
Paul Auvil Chief Financial Officer